Exhibit 2.2

Execution Version

SECOND AMENDMENT TO

PURCHASE AND SALE AGREEMENT

This SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is made as of May 22, 2012, by and among Baytex Energy USA Ltd., a Colorado corporation, 600 Seventeenth Street, Suite 1600S, Denver, Colorado 80202 (“Seller”), and Bakken Hunter, LLC, a Delaware limited liability company, 410 Seventeenth Street, Suite 1000, Denver, Colorado 80202 (“Buyer”), an affiliate of Williston Hunter, Inc. (“Williston Hunter”) and Magnum Hunter Resources Corporation.  Seller and Buyer may be referred to individually as “Party” or collectively as the “Parties.”  Capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Agreement (defined in the first recital below).

WHEREAS, Buyer, Seller and Williston Hunter entered into that certain Purchase and Sale Agreement dated April 17, 2012, as amended by First Amendment to Purchase and Sale Agreement dated May 17, 2012 (as amended, the “Agreement”), covering, among other matters, the purchase and sale of the Assets;

WHEREAS, Buyer, Seller and Williston Hunter desire to amend the Agreement pursuant to the terms and conditions set forth herein by entering into this Amendment;

NOW, THEREFORE, for and in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.                                      Section 9.6.  A new Section 9.6 shall be added to the Agreement as follows:

For purposes of the AMI Clause, the Parties acknowledge and agree that Buyer’s actual cost of acquiring the Assets include (i) the Purchase Price (as adjusted) and all of the costs (including all legal, consulting, escrow and brokerage fees and expenses) of negotiating, executing, delivering and closing the Letter of Intent dated March 22, 2012 between Seller and Williston Hunter (as same may have been extended), this Agreement, the Assignment and all other ancillary documents and agreements entered into pursuant to this Agreement, including without limitation, the agreement referenced in Section 9.4 that Seller and Buyer (or any of its affiliates) shall enter into, and (ii) all of the obligations and covenants contained in this Agreement, the Assignment and all of the other ancillary documents and agreements entered into pursuant to this Agreement, including without limitation, the agreement referenced in Section 9.4 that Seller and Buyer (or any of its affiliates) shall enter into.

2.                                      Ratification.  The parties hereto hereby ratify and approve the Agreement, as amended hereby, and the parties hereto acknowledge that all of the terms and provisions of the Agreement, as amended hereby, are and remain in full force and effect.

3.                                      Governing Law.  This Amendment will be governed by and construed in accordance with the laws of the State of North Dakota.

4.                                      Headings.  The headings used in this Amendment are for convenience of reference only and are not to affect the construction or taken into consideration in interpreting this Amendment.

5.                                      Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement.

6.                                      Execution by Williston Hunter.  Williston Hunter is executing this Amendment for the sole purpose of guaranteeing Buyer’s obligations in Article 15 of the Agreement, as amended hereby.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

SELLER:

BAYTEX ENERGY USA LTD.

By:	/s/ Timothy R. Morris
Name:	Timothy R. Morris
Title:	Vice President

BUYER:

BAKKEN HUNTER, LLC

By:	Magnum Hunter Resources Corporation,
its sole member

By:	/s/ Ronald D. Ormand
Name:	Ronald D. Ormand
Title:	Executive Vice President and CFO

The following party agrees to be bound by the terms of Article 15 of the Agreement.

AFFILIATE OF BUYER:

WILLISTON HUNTER, INC.

By:	/s/ Ronald D. Ormand
Name:	Ronald D. Ormand
Title:	Executive Vice President and CFO

[Signature Page to Second Amendment to Purchase and Sale Agreement]